SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                        X
                                            -------
Filed by a Party other than the Registrant  -------

Check the appropriate box:
----- Preliminary Proxy Statement
----- Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2)0 X
--X-- Definitive Proxy Statement
----- Definitive Additional Materials
----- Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                         METROLOGIC INSTRUMENTS, INC.

                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  X
----- No fee required
----- Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per *unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

____Fee paid previously with preliminary materials.
____Check if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:_________________________________________
2) Form, Schedule or Registration Statement No.____________________
3) Filing party:___________________________________________________
4) Date filed:_____________________________________________________

                                    [LOGO]





                                  90 COLES ROAD
                           BLACKWOOD, NEW JERSEY 08012



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, JUNE 16, 2005



         The 2005 Annual Meeting of Shareholders (the "Annual Meeting") of Metrologic Instruments, Inc., a New Jersey corporation (the "Company"), will be held on Thursday, June 16, at 3:30 p.m., Eastern Daylight Time, at the Company's corporate offices, located at 90 Coles Road, Blackwood, New Jersey 08012, for the following purposes:

         1. To elect three Class III directors to hold office until the Annual Meeting of Shareholders in 2008.

         2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2005.

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 22, 2005 as the record date for the Annual Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

     Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy in the envelope enclosed for your convenience.

                                       By Order of the Board of Directors,


                                       /s/Nancy A. Smith
                                       Nancy A. Smith
                                       Secretary
May 16, 2005

                                 PROXY STATEMENT


METROLOGIC INSTRUMENTS, INC.                                    May 16, 2005
90 Coles Road
Blackwood, New Jersey 08012

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Metrologic Instruments, Inc. (the "Company") of proxies for the 2005 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 90 Coles Road, Blackwood, New Jersey 08012 at 3:30 p.m., Eastern Daylight Time, on Thursday, June 16, 2005, and any adjournments or postponements thereof. Copies of this Proxy Statement and the accompanying proxy are first being sent to shareholders on or about May 16, 2005.

     The entire cost of this proxy solicitation will be borne by the Company. Solicitation may be by mail, telephone or in person. Some of the officers and other employees of the Company may solicit proxies personally and by telephone. Management may also request banks, brokerage firms, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and will reimburse them for expenses incurred by them in connection therewith.

     The holders of record of Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on April 22, 2005 (the "Record Date") will be entitled to vote on all matters to be voted upon at the Annual Meeting and any adjournments or postponements thereof.

     The Company had 22,143,246 shares of Common Stock issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote per share. The presence at the Annual Meeting in person or by proxy of shareholders entitled to cast at least a majority of the votes at the Annual Meeting will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted in determining the presence of a quorum.

     Subject to the conditions set forth in the Notice of Annual Meeting accompanying this Proxy Statement, the shares represented by each executed proxy will be voted in accordance with the instructions given. If no instruction is made on an executed proxy, the proxy will be voted:

o FOR the election of the nominees named thereon to the Board of Directors; and

o FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2005 fiscal year.

     The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Any shareholder giving a proxy has the power to revoke the proxy by filing a written notice of revocation with the Secretary of the Annual Meeting prior to the voting of the proxy or by voting the shares subject to the proxy by written ballot.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

     With regard to the ratification of the appointment of the Company's independent auditors for the 2005 fiscal year, shareholders may cast their votes in favor or against, or may abstain. Abstentions will have the effect of a negative vote, while broker non-votes will have no effect on the outcome of the vote. Shareholders entitled to vote may do so in person or by proxy. The Company may require that any votes cast in person be cast by written ballot.

     With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission permits a single set of such documents to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder, however, still receives a separate proxy card. This procedure, known as "householding," reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well.

     If one set of these documents was sent to your household for the use of all Company shareholders in your household, and one or more of you would prefer to receive your own set, please contact our stock transfer agent, StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, by telephone at (610) 649-7300 or by Internet at www.stocktrans.com.

     In addition, (i) if any shareholder who previously consented to householding desires to receive a separate copy of the proxy statement or annual report for each shareholder at his or her same address or (ii) if any shareholder shares an address with another shareholder and both shareholders of such address desire to receive only a single copy of the proxy statement or annual report, then such shareholder should contact his or her bank, broker or other firm in whose name the shares are registered or contact the Company at its principal executive offices.

ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. Directors in each class are elected to serve for a term of three years. The terms are staggered so that approximately one-third of the Board of Directors will stand for election each year. At the Annual Meeting, three persons will be elected to the Board of Directors to serve until the 2008 Annual Meeting of Shareholders or until his or her successor is elected and qualified.

     The persons named in the enclosed proxy will vote for the election of the nominees named below who have all consented to act as directors, if elected, unless authority to vote is withheld. In the event that the nominees are unable to serve, the persons named in the proxy will vote for such substitute nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominees named herein will be unable to serve.

Nominees for Terms Expiring in 2008

Janet H. Knowles        Mrs. Knowles, 63, was a director of the Company from
                        1972 to 1984 and has served as a director since 1986.
                        Mrs. Knowles served as Vice President, Administration from 1976 to 1983 and has served in that capacity since
                        1984 and as Treasurer since 1994. Mrs. Knowles served as Secretary from 1984 until July 2004. Mrs. Knowles is married to C. Harry Knowles, the Chairman of the Board of Directors of the Company.

Hsu Jau Nan             Mr. Hsu, 60, became a director of the Company in
                        September 1999. Mr. Hsu is an owner and managing director of several manufacturing companies in Taiwan, Singapore, and China which, in the aggregate, employ over 5,000 people. From 1973 to 1983, Mr. Hsu was an
                        Engineering Manager for General Electric's television operations.

Benny A. Noens          Mr. Noens, 57, became a director of the Company in June
                        2004.  He has served as the Company's Chief Executive
                        Officer and President also since June 2004. Mr. Noens served as the Company's European Sales Manager from 1991 to 1993 and as Vice President, European Sales from 1994 to March 2004 and was promoted to Senior Vice President, European Sales in March 2004. In addition, Mr. Noens had been Managing Director of Metrologic Instruments
                        GmbH from 1994 until June 2004.  From 1980 until 1991,
                        Mr. Noens held several positions with Data General
                        Corporation, including serving in Latin America as Marketing and Distribution Manager. Prior to his employment at Data General, Mr. Noens managed a division of C.T. Janer Co., an import/export company located in Rio de Janiero, Brazil.

     The foregoing director nominees will be elected by a plurality of votes cast. The Board of Directors recommends a vote "FOR" the election of Mrs. Knowles and Messrs. Nan and Noens.

Board of Directors

The following persons are the remaining members of the Board of Directors with terms expiring after 2005:

Richard C. Close           Mr. Close, 62, became a director of the Company in
                           September 1999. He is a private investor and also provides consulting and transition management services for companies in connection with merger and acquisition activities. From January 1997 until August 2000, Mr. Close served as President and
                           General Manager of Polaroid Graphics Imaging LLC.
                           Polaroid Graphics Imaging LLC was formerly a division of Polaroid Corporation, and is now a privately owned independent company. Mr. Close served as President and Chief Executive Officer of Computer Identics Corporation from 1993 until 1997.
                           Mr. Close's current term as a director expires in 2007.

C. Harry Knowles           Mr.Knowles, 76, is the founder of the Company and has
                           been Chairman of the Board of Directors since the Company's inception. Mr. Knowles served as Chief
                           Executive  Officer from 1985 until June 2004. Mr.
                           Knowles served as President of the Company from its inception through 1982 and from 1985 until February
                           2000.  In addition, Mr. Knowles served as Chief
                           Technical Officer with responsibility for all of the Company's research and development activities from 1982 to 1985. From 1988 until June 2004, Mr.
                           Knowles also served as a Managing Director of Metrologic Instruments GmbH. Prior to founding the
                           Company, Mr. Knowles was the general manager of Westinghouse Electric Corporation's integrated circuits division in Elkridge, Maryland. Mr. Knowles is married to Janet H. Knowles, the Vice President,
                           Administration and Treasurer and a director of the Company. Mr. Knowles' current term as a director expires in 2006.

John H. Mathias            Mr. Mathias, 58, became a director of the Company in
                           September 1999. Mr. Mathias currently is President of Asia Technologies, LLC, a supplier of components to high tech industries in Southeast Asia and the United States. From 1981 to 2002, he was Chairman and Chief Executive Officer of The JPM Company, a publicly traded company that manufactured wire and cable assemblies at various locations throughout the world. The JPM Company filed a chapter 11 petition in the United States Bankruptcy Court for the District of Delaware on March 1, 2002. Mr. Mathias' current term as a director expires in 2007.

Stanton L. Meltzer         Mr. Meltzer, 66, has been a director of
                           the Company since 1987. Mr. Meltzer is a certified public accountant and since 1964 has been a principal in the firm of Gold, Meltzer, Plasky & Wise, a professional corporation of certified public accountants, located in Moorestown, New Jersey. He has chaired conferences, lectured and taught courses to accountants throughout the United States for the American Institute of Certified Public Accountants and other professional organizations. Mr. Meltzer's current term as a director expires in 2006.

William Rulon-Miller       Mr. Rulon-Miller, 56, became a director
                           of the Company in December 1997. Mr. Rulon-Miller joined Janney Montgomery Scott LLC in 1979 and currently serves as Senior Vice President and Director of Investment Banking. He is a partner of Five Penn Center Partners, a director of The Penn
                           Janney Fund, Inc., and on the Investment Committee of the Co-Investment Fund 2000, all of which are private venture capital organizations. Mr. Rulon-Miller's current term as a director expires in 2007.

     Information regarding the Company's executive officers is incorporated herein by reference to the 2004 Annual Report on Form 10-K.

Meetings and Committees of the Board of Directors

     The Board has determined that five of the Company's eight directors are independent under the NASDAQ corporate governance rules.

     During 2004, the Board of Directors had three standing committees, an Audit Committee, a Compensation Committee and an Incentive Committee. These committees were formed in September 1994 at the time of the Company's initial public offering. The Board of Directors of the Company may also designate certain special committees from time to time. The Company does not have a Nominating Committee. The Board of Directors held ten meetings in 2004. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and meetings of all committees of which the director was a member, except for Hsu Jau Nan who attended only two of the ten Board meetings.

     In 2004, all directors attended the Annual Meeting. Directors are expected to regularly attend Board and committee meetings and to spend the time needed, and meet as frequently as necessary, to properly discharge their responsibilities.

     The Audit Committee  currently consists of three members of the Board: John
H. Mathias, Stanton L. Meltzer and William Rulon-Miller, all of whom are independent from the Company and its management as independence is defined in NASD's independent director and audit committee listing standards and by the SEC. In accordance with its charter, the Audit Committee (i) appoints the independent accountants for the Company and approves all audit and permissible non-audit related services rendered by such accountants, (ii) meets with the independent accountants and corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial accounting and operating controls and the scope of the audits of the independent accountants, including in the case of the independent accountants, the fees for such services and (iii) reviews and reports on the results of such audits to the Board. The Audit Committee held six meetings during 2004.

     Beginning in 2005, the Audit Committee has named William Rulon-Miller as Chair of the Committee.

     During 2004, the Compensation  Committee  consisted of three members of the
Board: Richard C. Close, Stanton L. Meltzer and William Rulon-Miller. The Compensation Committee periodically reviews and evaluates the compensation of the Company's officers and establishes guidelines for compensation for the Company's personnel. The Compensation Committee held three meetings during 2004.

     During 2004,  the  Incentive  Committee  consisted of three  members of the
Board: C. Harry Knowles, Janet H. Knowles and Hsu Jau Nan. The Incentive Committee administers the Company's 1994 Incentive Plan, the Company's 2004 Incentive Plan, and the Employee Stock Purchase Plan. The Incentive Committee held one meeting in 2004.

     Beginning in 2005, the Board of Directors reorganized some of its committees to more effectively serve the needs of the Company. The Board has joined together the Compensation and Incentive Committees to form one Committee. The Incentive Compensation Committee will meet periodically to review and evaluate the compensation of the Company's executive officers, establish guidelines for compensation for the Company's personnel, and administer the Company's 1994 Equity Incentive Plan, the 2004 Equity Incentive Plan and Employee Stock Purchase Plan. The Committee members are: Richard C. Close, C. Harry Knowles, Janet H. Knowles, Stanton L. Meltzer and William Rulon-Miller. The Board has named Stanton Meltzer as Chair of the Incentive Compensation Committee beginning in 2005.

     The Company does not currently have a standing nominating committee or a committee performing similar functions. The Board believes that it is appropriate for the Company not to have such a committee because director nominees have historically been selected by the Board or have been continuing directors. In accordance with the Nasdaq Stock Market Marketplace rules, the independent members of the Board recommend director nominees for the Board's selection. Since the Company does not maintain a standing nominating committee, it has no written charter, but has adopted the nominating policy described below by Board resolution.

     The Board does not have minimum qualifications that nominees must meet in order to be considered. In the fulfillment of their responsibilities to identify and recommend to the Board individuals they deem qualified to become members of the Board, the independent directors will take into account all factors they consider appropriate, which may include business or professional experience, accomplishments, education, understanding of the business and the industry in which the Company operates, specific skills, general business acumen and the highest personal and professional integrity. Generally, the independent directors will first consider current members of the Board because they meet the criteria listed above and possess an in depth knowledge of the Company, its history, strengths, weaknesses, goals and objectives. This level of knowledge has proven very valuable to the Company. All nominees to the Board for this Annual Meeting were recommended for nomination by all of the Company's independent directors. The Company's Board unanimously approved all such nominees.

     The independent directors will also consider shareholder recommendations for candidates to serve on the Board. In order to provide the independent directors time to evaluate candidates prior to submission to the shareholders for vote at the 2006 Annual Meeting, shareholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at the Company's corporate office by January 16, 2006. The recommendation must contain the following:

o        the name, residence and business address of the nominating shareholder;

o a representation that the shareholder is a record holder of Company stock or holds Company stock through a broker and the number of shares held;

o information regarding each nominee which would be required to be included in a proxy statement;

o a description of any arrangements or understandings between and among the shareholder and each nominee; and

o        the written consent of each nominee to serve as a director, if elected.


Shareholder and Interested Party Communication with the Board of Directors

     The Board of Directors provides a process for shareholders and interested parties to send communications to the Board. Shareholders and interested parties may communicate with any of the Company's directors, any committee chairperson, the non-management directors as a group or the Board by writing to the director, committee chairperson or the Board in care of Metrologic Instruments, Inc., 90 Coles Road, Blackwood, New Jersey 08012. Communications received by the Corporate Secretary for any director are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate Committee chairperson, all non-management directors, or all directors.

Metrologic's Website: www.metrologic.com

     The Company's website address is www.metrologic.com, and access to information on the website is free of charge (except for any Internet provider or telephone charges). We provide access through our website to all SEC filings submitted by us, and provide current information relating to corporate governance. Metrologic has a Code of Business conduct for all employees and directors and a Code of Ethics for Senior Financial Officers. Copies of our Audit Committee Charter and our Code of Ethics, which applies to the Company's chief executive officer, chief financial officer and other senior officers and other matters impacting our corporate governance program are accessible on our website. Copies of these documents may also be obtained free of charge by contacting Metrologic Instruments, Inc., 90 Coles Road, Blackwood, New Jersey 08012 Attention: Corporate Secretary, telephone (856) 228-8100. We intend to post on our website any amendments to or waivers from our Code of Ethics, which are required to be disclosed by applicable law. Information contained on Metrologic's website is not part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

     The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, charged fees of approximately $4,000 during 2004 for tax consulting services performed for the Company. The 2004 payments were made prior to the Annual Shareholders Meeting in May 2004.

     Beginning in 2005 the Board joined together the Compensation and Incentive Committees to form one committee. C. Harry Knowles, the Chairman of the Board who retired as the Company's CEO in June 2004 and his wife, Janet H. Knowles, the Company's Vice President, Administration and Treasurer, are both members of this new committee.

Compensation of Directors

     In 2004, Directors who were not employees of the Company received an annual retainer of $10,000 plus reimbursement of expenses incurred in connection with attending Board of Directors and committee meetings, and fees of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended. In addition, directors are eligible to receive options to purchase the Company's Common Stock, at the discretion of the Incentive Committee, under the Company's Equity Incentive Plans.

     Beginning in 2005, Directors who are not employees of the Company receive an annual retainer of $20,000 except for the Chairman of the Board who will receive an annual retainer of $30,000. All non-employee directors are reimbursed for expenses incurred in connection with attending Board of Directors and committee meetings. In addition, each non-employee director receives a fee of $1,500 for each in-person Board meeting, and $1,000 for each in-person committee meeting. The fees for all telephonic meetings of the Board and Committees are set at $500 for each non-employee director. Each Committee chair will receive an additional annual retainer of $2,500 per committee chaired. All directors are eligible to receive options under the 2004 Equity Incentive Plan. In December 2004, each director except Benny Noens was granted an option to purchase 7,500 shares of common stock under the 2004 Equity Incentive Plan at an exercise price of $20.30 per share.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

     Ernst & Young LLP has been selected by the Audit Committee of the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following are fees billed to the Company by Ernst & Young LLP during 2004 and 2003, respectively:

     Audit Fees. Fees for audit services totaled approximately $1,146,000 in 2004 and approximately $786,000 in 2003, including fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q and statutory audits required internationally. Of the audit fees in 2003, $242,000 was related to work performed in connection with the Company's October 2003, follow-on public offering. Of the audit fees in 2004, $468,000 was related to work performed in connection with the Company's Sarbanes-Oxley Section 404 compliance efforts.

         Audit Related Fees. Fees for audit related services totaled approximately $9,000 in 2004 and approximately $50,000 in 2003. Other audit related services principally include accounting consultations.

     Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $195,000 in 2004 and $77,000 in 2003.

     All Other Fees. The aggregated fees billed by our independent auditors for services rendered to us during 2004 and 2003, other than audit, audit-related and tax fees referred to above, were $0.

     100% of the audit related fees, tax fees and all other fees were approved by the Audit Committee.

     Pursuant to its Amended and Restated Audit Committee Charter and its Audit and Non-Audit Pre-Approval Policy, adopted on April 23, 2004, the Audit Committee will approve all audit and non-audit services to be performed by Ernst & Young LLP prior to its rendering such services. The Committee may delegate its Pre-Approval authority to one or more of its members.

     Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2005 will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the 2005 fiscal year.

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 22, 2005 by:
(i) each person known by the Company to be a beneficial owner of more than five percent of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each nominee for election as a director; (iv) each executive officer of the Company named in the Summary Compensation Table below;
and (v) all executive officers and directors of the Company as a group.

                       SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS


Name of Beneficial Owner     Shares Beneficially Owned(1)  Percent of Class(1)
------------------------     ---------------------------   -------------------
Benny A. Noens                          160,608(2)                  *
Richard C. Close                         23,004(3)                  *
Gregory DiNoia                            7,713(4)                  *
Dale M. Fischer                         139,540(5)                  *
C. Harry Knowles                     10,019,000(6)                44.85%
Janet H. Knowles                     10,019,000(6)(7)             44.85%
John H. Mathias                           9,500(8)                  *
Stanton L. Meltzer                       70,501(9)                  *
Hsu Jau Nan                              56,000(10)                 *
William Rulon-Miller                      8,750(11)                 *
Joseph Sawitsky                          27,587(12)                 *
Mark Schmidt                             15,953(13)                 *
Jeffrey Yorsz                             5,000(14)                 *
Knowles Science Teaching Foundation   1,595,000(15)                6.72%
Lazard Asset Management LLC           1,136,300(16)                5.20%
All executive officers
 and directors as a
 group (15 persons)                  10,555,136(17)               46.67%
-----------------
*Less than 1%.

(1) Unless otherwise indicated, each person has sole voting power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 22,143,246, plus the number of shares underlying Common Stock options and warrants held by the named person that are exercisable or will become exercisable within 60 days.
(2) Includes 147,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(3) Includes 23,004 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(4) Includes 3,000 shares held in a trust of which Mr. Fischer is a trustee and a beneficiary.
(5) Includes 6,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(6) Includes 195,000 shares of Common Stock subject to warrants exercisable within 60 days, 1,595,000 shares of common stock held by the Knowles Science Teaching Foundation, and 800,000 shares held by the C. Harry Knowles Grantor Retained Annuity Trust.
(7) Janet H. Knowles, Vice President, Administration and Treasurer is the wife of C. Harry Knowles and, therefore, may be deemed to have shared voting and investment power with respect to the 10,019,000 shares owned by Mr. Knowles.
(8) Includes 8,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(9) Includes 4,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(10) Includes 32,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(11) Includes 4,750 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(12) Includes 20,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(13) Includes 15,000 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days.
(14) Includes 5,000 shares of Common stock subject to options that are exercisable or will become exercisable within 60 days.
(15) Represents shares of common stock held by the Knowles Science Teaching Foundation, 20 East Redman Avenue, Haddonfield, New Jersey 08033 which is controlled by Mr. and Mrs. Knowles.
(16) Represents shares of common stock held by Lazard Asset Management LLC, 30 Rockefeller Plaza, New York, NY 10112-6300 according to Schedule 13G that was filed with the Securities and Exchange Commission on February 10, 2005.
(17) Includes 276,734 shares of Common Stock subject to options that are exercisable or will become exercisable within 60 days and 195,000 shares of Common Stock subject to a warrant that is currently exercisable.

          EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2004


                             Number of
                             securities     Weighted-     Number of
                             to be          average       securities remaining
                             issued upon    exercise      available for
                             exercise of    price of      future issuance under
                             outstanding    outstanding   equity compensation
                             options,       options,      plans (excluding
                             warrants and   warrants      securities reflected
Plan category                rights         and rights    in column (a))
                                (a)           (b)               (c)
-------------------------------------------------------------------------------
Equity compensation plans    1,690,400        6.16             1,447,500
 approved by security
 holders
-------------------------------------------------------------------------------
Equity compensation plans         -             -                   -
 not approved by security
 holders
-------------------------------------------------------------------------------
Total                        1,690,400        6.16             1,447,500
-------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table summarizes the compensation earned for services rendered during each of the last three fiscal years with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                             Annual Compensation
                     -------------------------------------       Long-Term
                                                            Compensation Awards
                                                            -------------------
                                                                          All
                                                                         Other
                                                  Other     Securities  Compen-
Principal            Fiscal                       Annual    Underlying   sation
Position              Year Salary($)  Bonus($) Compensation Options(#) ($)(1)(2)
--------              ---- ---------  -------- ------------ ----------  -------

Benny A. Noens        2004 $233,545(3) 380,414   $8,300(4)    300,000    $7,380
Chief Executive       2003  170,000    442,845    9,636(4)       -        7,240
Officer and           2002  170,000    196,287    8,603(4)     60,000     6,600
President


C. Harry Knowles      2004  350,000(5)    -        -            7,500     7,380
Chairman of the       2003  350,000       -        -             -        6,666
Board and former      2002  350,000       -        -             -        7,200
Chief Executive
Officer

Gregory DiNoia        2004  139,000    130,013     -             -        4,770
Vice President,       2003   90,000     97,192     -             -        4,680
The Americas          2002   83,000    168,887     -           30,000     4,680


Dale M. Fischer       2004  160,000    174,861     -             -        7,380
Vice President,       2003  160,000    135,851     -             -        7,294
International Sales   2002  160,000    117,648     -           36,000     6,600


Joseph Sawitsky       2004  180,000     79,000     -             -        6,767
Sr. Vice President,   2003  140,000    100,000     -             -        6,639
Manufacturing and     2002  140,000       -        -           90,000     5,040
Operations

Mark Schmidt          2004  180,000     79,000     -             -        7,380
Sr. Vice President,   2003  140,000    100,000     -             -        6,860
Marketing             2002  140,000       -        -           60,000     4,943

Jeffrey Yorsz         2004  170,000     71,528     -             -        5,869
Sr. Vice President,   2003  160,000     80,937     -             -        6,876
Industrial Systems    2002  160,000     31,000     -           30,000    12,600
and President and
General Manager,
Adaptive Optics
Associates, Inc.

(1) Represents the Company's contributions to the Company's profit sharing plan, including employer 401(k) matching contributions, on behalf of each executive officer. Also includes the Company's contribution to Adaptive Optics Associates, Inc. Money Purchase Plan on behalf of Mr. Yorsz.
(2) The Company also provided Mr. Noens with the use of a Company-leased vehicle and paid tax return preparation fees in 2002, 2003 and 2004. In 2004, after Mr. Noens was named Chief Executive Officer, the Company paid legal expenses in connection with the review of Mr. Noens' employment agreement by his legal counsel. Mr. Noens' employment agreement provides for the Company to purchase airline tickets for one trip per month between Mr. Noens ` residence in Florida and the Company's Offices.
(3) In July 2004, Mr. Noens was named Chief Executive Officer and President of the Company.
(4) Mr. Noens' other annual compensation includes certain housing costs incurred by the Company on behalf of Mr. Noens. In addition, the Company had a tax equalization agreement with Mr. Noens. There was no net expense pursuant to this agreement in 2002 and 2003. The final computations for 2004 have not yet been completed but are not expected to result in a material amount to the Company.
(5)      In July 2004, Mr. Knowles retired as Chief Executive Officer.

Stock Option Grants


         The following table sets forth information concerning options to purchase shares of Common Stock granted pursuant to the Company's Incentive Plan during the year ended December 31, 2004 to each of the executive officers of the Company named in the Summary Compensation Table.

                             Individual Grants
-------------------------------------------------------
                               % of Total                 Potential Realized
                    Number of   Options                    Value at Assumed
                    Securities Granted to                Annual Rates of Stock
                    Underlying Employees Exercise Expir-  Price Appreciation
                     Options    During    Price   ation    for Option Term
Name                 Granted     2004   ($/share)  Date      5%($)     10%($)
-------------------------------------------------------------------------------
Benny Noens          100,000(1)  31.7%    $25.00  6/21/2014 (35,482)  1,424,332
                     100,000(1)  31.7%    $20.00  6/21/2014 464,518   1,924,332
                     100,000(1)  31.7%    $15.13  6/21/2014 951,518   2,411,332
C. Harry Knowles       7,500(2)   2.4%    $20.30  12/2/2014  95,749     242,647
Gregory DiNoia          -          -         -        -        -           -
Dale M. Fischer         -          -         -        -        -           -
Joseph Sawitsky         -          -         -        -        -           -
Mark Schmidt            -          -         -        -        -           -
Jeffrey Yorsz           -          -         -        -        -           -

(1) Options are exercisable as follows subject to certain conditions: 20% on grant. 20% each June 21, 2005, 2006, 2007 and 2008. Options expire ten years from the date of grant.

(2) Options are exercisable as follows subject to certain conditions: 25% on each December 2, 2005, 2006, 2007 and 2008. Options expire ten years from date of grant.

Fiscal Year End Option Information

         The following table sets forth information with respect to the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers of the Company on December 31, 2004 and the value of such unexercised options on December 31, 2004.


                   AGGREGATE OPTION EXERCISES AT DECEMBER 31, 2004

                                           Number
                                        of Securities            Value of
                                          Underlying           Unexercised
                                      Unexercised Options  In-the-Money Options
                                         at 12/31/04 (#)    at 12/31/04 ($) (1)
                                        -----------------   -------------------
                     Shares
                    Acquired
                       on      Value
                    Exercise Realized   Exercis- Unexercis- Exercis- Unexercis-
Name                   (#)      ($)       able      able      able      able
----                -------- --------   -------- ---------- -------- ----------
Benny A Noens         32,500    667,183 141,001   263,999   1,637,751 1,064,073
C. Harry Knowles           -          -       0     7,500           0     7,125
Gregory DiNoia         4,000     76,427   6,000    12,000     118,600   237,240
Dale M. Fischer      101,033  2,293,886  29,334    14,400     498,091   284,688
Joseph Sawitsky       26,000    487,959  40,000    36,000     782,960   711,720
Mark Schmidt          52,000  1,009,338  45,000    24,000     808,530   474,480
Jeffrey Yorsz         35,000    693,970  25,000    30,000     461,250   593,100

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the option's exercise price. Calculated based on the fair market value at December 31, 2004 of $21.25 per share, less the exercise price.

                              EMPLOYMENT CONTRACTS


     C. Harry Knowles retired from his position as Chief Executive Officer on July 1, 2004, but remains as Chairman of the Board of Directors. The following terms were approved by the Board of Directors in connection with Mr. Knowles' retirement from the Company commencing July 1, 2004 and continuing for one year. The terms for Janet H. Knowles' will commence on the day following her retirement.


                           C. Harry Knowles           Janet H. Knowles
                           ------------------------   ------------------------
Salary                     2004 Base Salary of        2004 Base Salary of
                           $350,000                   $52,000

Health, Dental, AD&D       Continue coverage at       Continue coverage at
and Disability Benefits    current levels;            current levels;
                           premiums to be paid by     premiums to be paid by
                           the Company                the Company

Life Insurance             Continue coverage at       Continue coverage at
                           current levels;            current levels;
                           premiums to be paid by     premiums to be paid by
                           the Company                the Company

Long Term Disability       Continue coverage at       Continue coverage at
                           current levels;            current levels;
                           premiums to be paid by     premiums to be paid by
                           the Company                the Company

Automobile                 Current car to be purchased by the Knowles for an
                           amount equal to the balance of loan payments due.

Equipment                  All equipment to be retained until replacement
                           equipment can be purchased by each of C. Harry
                           Knowles and Janet H. Knowles

Telephone                  All telephone lines paid for by the Company,
                           including cell phones to be continued for one year.

Credit Cards               All credit cards to be retained for one year by C.
                           Harry Knowles and Janet H. Knowles subject to the
                           Company's expense reimbursement policies.

     On July 1, 2004, the Company entered into an employment contract with Benny Noens, Chief Executive Officer, President and a member of the Board of Directors of the Company. The terms and conditions of this contract provide that Mr. Noens is to receive an annual base salary of $300,000 for the year ended December 31, 2004. The initial term of this Agreement is through June 30, 2007, however the terms of the contract provide for a single one-year renewal period.

     Mr. Noens' employment contract provides for a severance payment of an amount equal to 12 months of his base salary in the event he terminates his employment for "Good Reason" (diminution in the executive's responsibilities by the Company or failure of the Company to pay the executive his compensation) or if his employment terminates for any reason upon the expiration and non-renewal of the Agreement or if the Company terminates him without cause. Additionally, in the event of a change-in-control of the Company, and the subsequent termination or diminution in his responsibilities, Mr. Noens will be entitled to a payment of an amount equal to $900,000. Under the terms of the employment contracts a "change-in-control" occurs if:

        o Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of the Company's common stock;

        o There is a change in a majority of the Board of Directors other than by election or nomination by a vote of the majority of directors comprising the Incumbent Board;

        o Upon consummation of, or approval by the Company's shareholders of, a reorganization, merger, consolidation or sale that results in the Company's shareholders owning less than 50% of the combined voting power of the surviving corporation following the transaction; or

        o Upon consummation of, or approval by the Company's shareholders of a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

        REPORTS OF THE COMPENSATION COMMITTEE AND THE INCENTIVE COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION


Compensation Policies

         The Company operates in a competitive and high technology business environment. The goals of the Company's executive compensation program are to:

        o motivate executives to achieve the Company's business and technical objectives in this environment;

        o       reward them for their achievement;

        o       foster teamwork; and

        o attract and retain executive officers who contribute to the overall success of the Company.

         In establishing executive compensation levels, the Compensation Committee is guided by a number of considerations. The Compensation Committee evaluates each officer's individual performance using certain criteria, including an evaluation of each officer's attainment of predetermined sales targets or other goals, initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted performance criteria. In making its evaluations, the Compensation Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

         Another consideration which affects the Compensation Committee's decisions regarding executive compensation is the high demand for well-qualified personnel in the high technology industry. Given such demand, the Compensation Committee strives to maintain compensation levels which are competitive with the compensation of other executives at similarly situated companies in the industry. To that end, the Compensation Committee seeks to provide compensation comparable to that offered by other leading high technology companies of comparable size. The Compensation Committee reviews proxy statements and other publicly available information of its competitors, many of which appear in the CoreData Index. The Compensation Committee, when establishing executive compensation levels, considers many factors including the Company's corporate performance relative to its competitors.

         Another factor which affects compensation levels is the Compensation Committee's belief that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

Compensation Components

         The Company's executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options. The Compensation Committee generally reviews and establishes the base salary and bonus of each executive officer at of the end of each year.

         Base Salary

         The Compensation Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other high technology companies of comparable size.

         Cash Bonus

         The Compensation Committee believes that cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers responsible for sales activities are based on the amount by which the prior year's sales for such executive officer's area of responsibility exceeded pre-determined sales targets for such area. The Chief Executive Officer is eligible to receive an annual incentive compensation cash award that is based on a formula with respect to the Company's actual consolidated net income as compared with the Company's budgeted net income as set forth in his employment contract which was entered into on July 1, 2004 and was filed as Exhibit 10.1 to the Company's Form 8-K/A dated November 16, 2004. For other executive officers, the cash bonus amounts are based on the Compensation Committee's judgment as to such executive officer's individual performance and contribution to the Company's strategic objectives.

         Stock Options

         Grants of stock options under the Company's stock option plans are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and to assist in the retention of executives.

         When granting stock options, the Incentive Committee considers the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The Incentive Committee may review the prior level of grants and awards to the executive officers and to other members of senior management, including the number of shares which continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers during any given year. Stock options are granted at the market price on the date of grant and are subject to certain conditions.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to executives is not deductible unless it is performance-based compensation and satisfies the conditions of the available exemption. Base salary does not qualify as performance-based compensation for purposes of Section 162(m), while variable compensation and option grants made to the Chief Executive Officer and other executive officers named in the Summary Compensation Table are designed to qualify as performance-based compensation under Section 162(m). No nondeductible compensation was paid in 2004. The Committee intends to continue to consider the impact of Section 162(m) on Metrologic's compensation program, but reserves the right to pay nondeductible compensation in the future if it determines that it is appropriate to do so.

Chief Executive Officer Compensation

         C. Harry Knowles base salary for 2004 was $350,000. He retired as Chief Executive Officer in July 2004. Upon his retirement from the Company the Board of Directors approved a retirement package as set forth above.

         On July 1, 2004, the Company entered into an employment contract with Mr. Noens to serve as Chief Executive Officer and President of the Company. The contract provides for Mr. Noens to receive an annual base salary of $300,000 for the first year of the contract. The contract also provides for Mr. Noens' base salary amount to be reviewed at least annually by the Incentive Compensation Committee for a possible increase based on Mr. Noens performance and the performance of the Company.

         The Chief Executive Officer is eligible to receive an annual incentive compensation cash award that is based on a formula with respect to the Company's actual consolidated net income as compared with the Company's budgeted net income as set forth in his employment contract.

         This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Securities Exchange Act of 1934 and shall not be deemed soliciting material.

             Respectfully submitted,

             Compensation Committee:                 Incentive Committee:


             Richard C. Close                        C. Harry Knowles
             Stanton L. Meltzer                      Janet H. Knowles
             William Rulon-Miller                    Hsu Jau Nan

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2004 with management including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of
significant   judgments  and  the  clarity  of   disclosures  in  the  financial
statements.

     The Audit Committee discussed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and received by the Audit Committee from the Company's independent auditors. The Audit Committee also has considered whether the independent auditors' provision of services other than audit related services to the Company is compatible with the auditors' independence.

     Based on reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee's recommendation was considered and approved by the Board of Directors.

     The Audit Committee has considered whether Ernst & Young LLP's provision of services other than professional services rendered for the audit and review of the Company's annual financial statements is compatible with maintaining Ernst & Young LLP's independence, and has determined that it is so compatible.

Audit Committee Financial Expert

     The Securities and Exchange Commission promulgated rules requiring public companies to disclose whether they have an audit committee financial expert. These rules are effective for Metrologic, and Mr. Stanton L. Meltzer has been designated by the Board as the Audit Committee Financial Expert.


                                             Audit Committee

                                             John H. Mathias
                                             Stanton L. Meltzer
                                             William Rulon-Miller

                            STOCK PERFORMANCE GRAPH

     The graph set forth below compares the cumulative total return on the Company's common stock for the last five years with the cumulative total return on the S&P Composite 500 Stock Index and the CoreData (formally Media General) Industry Group 815-Computer Peripherals ("CoreData Index"), over the same period. Metrologic has chosen the CoreData Index for comparative purposes because it contains the Company's closest competitors and presents the most accurate comparison of stock performance in the Company's industry over the time period presented. The shareholder returns shown on the performance graph are not necessarily indicative of the future performance of the Common Stock or of any particular index.


                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG METROLOGIC INSTRUMENTS, INC.,
                     S&P 500 INDEX AND COREDATA GROUP INDEX




                       1999    2000    2001     2002    2003     2004
                       ----    ----    ----     ----    ----     ----

 METROLOGIC
  INSTRUMENTS, INC.  100.00   44.44   52.96    57.04  599.69   471.98

 COREDATA INDEX      100.00   79.81   69.32    51.91    89.27   91.27

 S&P 500 INDEX       100.00   90.89   80.09    62.39    80.29   89.02



                     ASSUMES $100 INVESTED ON JAN. 1, 2000
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2004

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The accounting firm in which Stanton L. Meltzer, a director and shareholder of the Company, is a principal, charged fees of approximately $4,000 during 2004 for tax consulting services performed for the Company. The 2004 payments were made prior to the Annual Shareholders Meeting in May 2004.


                                  OTHER MATTERS

     Management does not know of any matters other than those referred to in this Proxy Statement that may come before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities ("10% owners") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% owners are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file. All officers, directors and 10% owners timely filed all reports for transactions required by Section 16(a) of the Securities Exchange Act of 1934.

                              SHAREHOLDER PROPOSALS

     In order to bring business before a shareholders' annual meeting, shareholders must give timely notice and make certain specified disclosures about (i) themselves, (ii) their ownership of shares in the Company, (iii) the reason for the proposal and (iv) their financial interest in the Company. If a shareholder wishes to present a proposal at the 2006 Annual Meeting of Shareholders, the proposal must comply with the Company's Amended and Restated Certificate of Incorporation and must be received by the Company no later than April 21, 2006 nor sooner than March 22, 2006. In addition, any shareholder proposal intended for inclusion in the proxy material for the 2006 Annual Meeting of Shareholders must also be received in writing by the Company within a reasonable amount of time. The inclusion of any proposal in the proxy material will be subject to the applicable rules of the Commission. If any shareholder wishes to present a proposal to the 2006 Annual Meeting of Shareholders that is not included in the Company's proxy statement for that meeting and fails to submit that proposal to the Secretary of the Company within a reasonable amount of time, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement.

                                    FORM 10-K

     Portions of the Company's Annual Report on Form 10-K for the year ended December 31, 2004, are incorporated by reference into this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2004 is being delivered to shareholders with this Proxy Statement.

                                       By Order of the Board of Directors,


                                       /s/Nancy A. Smith
                                       Nancy A. Smith
                                       Secretary


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                          METROLOGIC INSTRUMENTS, INC.

                                      PROXY

The undersigned hereby appoints C. Harry Knowles and Stanton L. Meltzer the proxies of the undersigned (each with power to act alone and with power of substitution and with discretionary authority to vote as designated on the reverse side) to represent and vote at the Annual Meeting of Shareholders of Metrologic Instruments, Inc. to be held at the Company's corporate headquarters located at 90 Coles Road, Blackwood, New Jersey 08012 on June 16, 2005 at 3:30 P.M., or at any adjournments or postponements thereof, the shares of stock of the Company which the undersigned would be entitled to vote if then personally present, as indicated herein, and in their discretion upon such other business as may come before the Annual Meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith.

This proxy is solicited by the Board of Directors. The Board recommends a vote FOR the directors nominated and FOR the ratification of Ernst & Young LLP as the Company's independent auditors for fiscal 2005.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE OR, IF NO SPECIFICATIONS ARE MADE, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NOMINATED AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2005.

                 (PLEASE FILL IN, SIGN AND DATE ON REVERSE SIDE)




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X Please mark your votes as in this example.


1.  Election of Janet H. Knowles                  FOR     WITHHELD
    as director with term expiring in 2008.      _____      _____

    Election of Hsu Jau Nan                       FOR     WITHHELD
    as director with term expiring in 2008.      _____      _____

    Election of Benny A. Noens                    FOR     WITHHELD
    as director with term expiring in 2008.      _____      _____


2.  Ratification of Ernst & Young LLP             FOR     AGAINST    ABSTAIN
    as independent auditors.                     _____     _____      _____




SIGNATURE(S)_____________________________________  DATE__________________, 2005
SIGNATURE(S)_____________________________________  DATE__________________, 2005
NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as a corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.